Exhibit 23.1

Consent of Ernst & Young, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Groupon, Inc. for the registration of Class A common stock, and to the incorporation by reference therein of our reports dated February 12, 2015, with respect to the consolidated financial statements and schedule of Groupon, Inc. and the effectiveness of internal control over financial reporting of Groupon, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
February 12, 2015